Exhibit 99.2

McDermott International, Inc. NEWS RELEASE

McDermott International, Inc. Announces Pricing of $500 Million

8.00% Second-Lien Senior Secured Notes Due 2021

HOUSTON – April 10, 2014 – McDermott International, Inc. (NYSE: MDR) today announced the pricing of $500 million in aggregate principal amount of 8.00% second-lien senior secured notes due 2021 (the “Notes”). Settlement of the offering is expected to occur on April 16, 2014, subject to customary closing conditions. At closing, the Notes will be issued at a price of 100.00% of the principal amount.

The Notes will be offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and to certain non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act.

The private placement is expected to result in net proceeds to McDermott of approximately $491 million. McDermott intends to use the net proceeds from the offering of the Notes, together with other financing sources (including proceeds expected to be received in connection with the refinancing of its outstanding credit agreement with a new first-lien credit facility), to refinance revolving credit facility indebtedness outstanding under its existing credit agreement and for other general corporate purposes, including the funding of working capital requirements and capital expenditures.

The Notes have not been and will not be registered under the Securities Act or any state securities laws; and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is for informational purposes only and shall not constitute an offer to sell or the solicitation of an offer to buy the Notes or any other securities, nor shall there be any sale of Notes or any other securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

Forward-Looking Statements

All statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release relate to, among other things, the timing of the closing, the expected use of proceeds and other aspects of the offering and expected proceeds from other transactions. Although we believe that the expectations reflected in those forward-looking statements are reasonable, we can give no assurance that those expectations will prove to have been correct. Those statements are made by using various underlying assumptions and are subject to various uncertainties. This news release reflects expectations as of the date hereof. Except to the extent required by applicable law, McDermott undertakes no obligation to update or revise any forward-looking statement.

McDermott International, Inc. NEWS RELEASE

CONTACT McDERMOTT

Investors, Analysts and Financial Media:

Steven D. Oldham

Vice President, Treasurer and Investor Relations

(281) 870-5147

soldham@mcdermott.com

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